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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)*


                             Oryx Technology Corp.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   68763X101
                   -----------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [x] Rule 13d-1(b)
              [ ] Rule 13d-1(c)
              [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendments containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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-----------------------                                  ---------------------
  CUSIP NO. 68763X101                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      AIB Govett Asset Management Limited (formerly known as John Govett & Co. Limited)
      94-3237741

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United Kingdom

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                          SOLE VOTING POWER
                     5
     NUMBER OF            0 (0.0%)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 (0.0%)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      NIL

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                       2
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Item 1(a) Name of Issuer:
          Oryx Technology Corp.

Item 1(b) Address of Issuer's Principal Executive Offices:
          47341 Bayside Parkway
          Fremont, CA 94538

Item 2(a) Name of Person(s) Filing:
          AIB Govett Asset Management Limited (formerly known as John Govett & Co. Limited)

Item 2(b) Address of Principal Business Office:
          Shackleton House
          4 Battle Bridge Lane
          London, England SE1 2HR

Item 2(c) Citizenship:   United Kingdom

Item 2(d) Title of Class of Securities:  Private limited company

Item 2(e) CUSIP Number:  N/A

Item 3    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

          (e)  [x]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E)

Item 4    Ownership

          (a) Amount Beneficially Owned: Nil

          (b) Percent of Class:  Nil

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote
                   Nil

              ii) shared power to vote or to direct the vote n/a


                                       3

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              iii) sole power to dispose or to direct the disposition of
                   Nil

              iv) shared power to dispose or to direct the disposition of n/a

Item 5    Ownership of 5% or Less of a Class:
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

Item 6    Ownership of More than 5% on Behalf of Another Person:  N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          N/A

Item 8    Identification and Classification of Members of the Group:  N/A

Item 9    Notice of Dissolution of the Group:  N/A

Item 10   Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   February 12, 1999

                                   /s/ Brian M. Lee
                                   ----------------
                                   Brian M. Lee
                                   Director


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